UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 4, 2013

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-49602	77-0118518
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

3120 SCOTT BLVD.

SANTA CLARA, CALIFORNIA 95054

(Address of Principal Executive Offices) (Zip Code)

(408) 454-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 4, 2013, we entered into an amendment to the purchase and sale agreement, dated as of January 4, 2013, with Orchard Partners, LLC. The amendment amends the purchase and sale agreement, dated as of October 19, 2012, with Orchard Partners, LLC to sell our existing corporate headquarters, including an office building containing approximately 76,522 square feet of space located on approximately 2.59 acres of land.

The amendment modifies the purchase price to approximately $12,626,130, exclusive of adjustments and closing costs. There continue to be no material relationships between us and the buyer, other than in respect of the purchase and sale agreement. The sale of the property remains subject to various conditions and termination rights, including a due diligence inspection period for the buyer. Assuming that the buyer completes a satisfactory due diligence inspection of the property and certain other conditions are satisfied, we anticipate that the closing of the sale of the property will take place in the first quarter of calendar year 2013, unless we and the buyer mutually agree to extend the closing date in order to satisfy certain conditions. At the closing, we continue to intend to enter into a lease agreement with the buyer, pursuant to which we will become a tenant at the property until May 31, 2013, unless we exercise our right to extend or terminate the lease prior to such date.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: January 10, 2013	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer, Secretary, and Treasurer